SOCIALIST REPUBLIC OF VIETNAM

Independence — Freedom — Happiness

CONTRACT FOR THE SUPPLY OF EXPLOSIVES,

No:....01.../2008 BM

-	Based on the Law on Commerce of the Socialist Republic of Vietnam applied as from 01 Jan, 1998.
-	Based on the Decree No, 471CP dated 12 Aug, 1996 of the Government on the management of weapons, explosives and support instruments and other guidelines of the authorities.
-	Based on function, demand of each party.

Today, on November 20, 2007, we consist of:

PARTY A:	BONG MIEU GOLD MINING Co., LTD.
Address:	644 - 646 Ngo Quyen Street, Da Nang city.
Tel:	0511.945288
Tax code:	4000 101 301
Account No:	040-4-00-00-00017 VID Bank, Danang.
Represented by:	Mr Charles Barclay
Director General

PARTY B:	GAET COMPANY – MINISTRY OF DEFENCE
Address:	21 Linh Lang – Cong Vi – Ba Dinh district – Ha noi
Tel:	04.7628365 Fax: 04. 8327710
Tax code:	01.00283055-1
Account No:	0011000018801 at Vietnam Foreign Trade Bank
Represented by:	Mr. Nguyen Duc Thuan
Position:	Director

After discussion, it is mutually agreed between both parties to sign this contract with the following terms and conditions:

Article 1: Good, Quantity, Price

1.1 Party B agrees to supply Party A with explosives and blasting accessories as required by Party A at Bong Mieu gold mine in Quang Nam Province.

1.2 The price and details of the types, volume of explosives and blasting accessories are listed in the Appendix of this contract.

1.3 In the process of contract practice , if there is any change in unit price of explosive materials Party A will inform Party B in writing. Two sides will come in to agreement to adjust unit price in the appendix of this contract.

Article 2: Quality of good:

2.1 All explosives and blasting accessories must be in accordance with the list of explosives permitted to be used in the industry as stipulated by the Ministry of Industry and shall comply with the Vietnamese Standard 4586-97 in terms of quality.

2.2 The quality of imported explosives and blasting accessories must meet technical standards of the manufacturer.

2.3 Packaging of explosives and accessories must be in excellent condition upon delivery to Party A’s magazine at Bong Mieu gold mine in Quang Nam Province, Party A has the right to reject or demand for replacement for damaged explosives and its accessories due to sub-standard packaging and manner of delivery.

2.4 Certificate of origin and packing list shall be required for each delivery and all items must be confirmed by representative of Party A. before placing in the magazine.

Article 3: Responsibilities of the Parties

3.1 Responsibilities of the Party A:

- Co-ordinating with Party B in working with funtional organs to ask for procedures relating to controlling and using explosive materials at Bong Mieu gold mine in Quang Nam Province

- Being responsible for paying relative fees to ask for procedures concerning controlling and using explosive materials.

- Providing Party B with necessary legal documents for industrial explosive materials using according to the industrial explosives materials managing regulations of the State.

- Assigning the staff who have enough ability to receive explosives, accessories and solve related works in unloading progress together with Party B.

- Payment according to the article 5 of this contract.

3.2 Responsibilities of the Party B:

- Being responsible for explosives and accessories transport according to the State stipulation for explosives and blasting accessories transportation and delivering in time according to the purchase order of Party A.

- Providing Party A guide documents about using and maintaining explosives and blasting accessories.

- Assigning the staff who have enough ability and responsibility to help Party B in working with funtional organs to ask for procedures relating to controlling and using explosive materials and solve problems relating to procedures in progress of supplying explosive materials for Bong Mieu gold mine in Quang Nam Province.

- Helping party A in training for explosive materials using, select types of explosive materials which brings the best effect for gold exploitation.

Article 4: Term of Purchase Order and Delivery:

4.1 Yearly, Party A shall provide Party B with the schedule of yearly explosives consumption before November 30 of the last year so that Party B can ask for importing quota and permission. One time per 6 months Party A also makes a plan of explosive material using and send 6 month purchase order (PO) to Party B before timing date of using 60 days and send monthly PO to Party B before the 30th of the last month,

4.2 Party B shall deliver or supply all types of explosives and blasting accessories as listed in the purchase order within seven (7) days from the receipt of the purchase order enclosed with delivery schedule from Party A.

4.3 In the event that Party A has obtained all the required permits and licenses for use of explosive materials, Party A will check the quality, specifications of the explosives on-hand and the minutes of turn over shall be signed by the representatives of both parties.

Article 5: Deposit and term of payment:

5.1 Party A shall pay Party B a maximum deposit equivalent to 20% of the total amount of importing explosive materials before Party B open L/C for import.. The deposit will be renegotiated based on every Purchase Order.

5.2 Monthly, Party A will make payment to the seller according to financial invoice issued by Party B basing on the volume of explosive materials which are practical used in that-month. Payment time is within 30 days since the day Party A receive the financial invoice. However, Party A will have to pay B total value of importing explosive materials to party B latest in the last day of payment period even if the buyer has not used all quantity of explosive materials.

5.3. Payment document: - Financial invoice issued by party B

      - Handover minutes

5.4. Term of Payment: By transfer

Article 6: General terms:

Both parties undertake to carry out completely all terms and conditions of this contract. Should there be any change, the two parties shall mutually discuss and solve the signed contract.

Any dispute in connection with the contract, which cannot be settled by negotiation between the two parties, shall be referred to the Economic Court of Hanoi City for settling. The court’s decision shall be final and binding on the parties. The losing party shall be responsible for arbitration cost.

The contract is effective from the date of signing until 31 December 2010 and made into eight (8) copies, four (4) in English, four (4) in Vietnamese of the same value. Each party shall keep two (02) copies of each to implement.

The two parties will discuss and make liquidation minutes per appendix within 30 days before its termination.

FOR PARTY A	FOR PARTY B

SOCIALIST REPUBLIC OF VIETNAM

Independence — Freedom — Happiness

APPENDIX 01

Attached to the Contract no. 01/2008/BM

1. Quantity and price of explosives and accessories (basing on the PO No 760184 dated November 24, 2007)

No	Description	Unit	Quantity	Unit Price (USD)	Total
1	Powergel 3151 Magnum 32mm ORICA	Kg	105,000	2.55	267,750.00
2	Powergel 3151 Magnum 25mm ORICA	Kg	24,000	2.90	69,600.00
3	Exel non electric detonator LP 2.4 mlong (No.0-No 15) - ORICA	Pcs	9,000	3.35	30,150.00
4	Exel non electric detonator MS 2.4m long (No.0 No.30) ORICA	Pcs	12,000	3.35	40,200.00
5	Exel non electric detonator 3.6m long(No.0-No. 15) - ORICA	Pcs	28,000	3.74	104,720.00
6	Exel non electric detonator 4.9m long(No.0-No.30) - ORICA	Pcs		3.78	0.00
7	Cordtex 5g/m - ORICA	Metre	36,000	0.50	18,000.00
8	Cordtex 40g/m ORICA	Metre	16,400	1.30	21,320.00
9	Detonator cord 2.8 mtr 80/grm – ORICA	Pcs		27.45	0.00
10	Detonator cord 3.2 mtr 80/grm – ORICA	Pcs		28.67	0.00
	Total				551,740.00

In words: Five hundred and fifty one thousand seven hundred and forty US dollars.

- This unit price is the one at Party A’s magazine (included VAT 5%)

2. Term of payment:

+ Make a deposit equivalent to 15% of the total amount of PO for importing industry explosive materials before Party B opens L/C.

+ Monthly, Party A will make payment to the Party B basing on the volume of explosive materials which are practical used in that month. Up to June 31, 2008 if the Party A has not used all of these explosive materials, the Party B agrees to delay the payment term for the value of remaining explosive materials to August 30, 2008. However, Party A will have to pay bank interest (it is counted basing on USD interest of Vietnamese foreign trade Bank) for the unpaid value calculated from July 1, 2008 to the timing date of payment

Other terms and conditions of the Contract no 01/2008 BM.remain unchanged.

This appendix shall form part of the signed Contract No. 01/2008 BM be effective from the signing date.

This appendix is made into eight (8) copies, four (4) in English, four (4) in Vietnamese of the same value. Each party shall keep two (02) copies of each to implement.

FOR PARTY A	FOR PARTY B

Signed and Sealed	Signed and Sealed

Charles Barclay Director General	Nguyen Duc Thuan Director